Exhibit 10.30

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Restricted Stock Award Agreement

(Officers and Employees)

THIS AGREEMENT is made as of             , 2005 (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Corporation”), and «First_Name» «Last_Name» («Last_Name»)

WHEREAS, «Last_Name» is expected to perform valuable services for the Corporation and the Corporation considers it desirable and in its best interests that «Last_Name» be given a proprietary interest in the Corporation and an incentive to advance the interests of the Corporation by possessing shares of the Corporation’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Corporation’s Amended and Restated 1993 Stock Incentive Plan adopted by the Board of Directors of the Corporation (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Restricted Stock.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Corporation hereby grants to «Last_Name» an award of restricted shares of the Corporation’s Common Stock (the “Restricted Stock Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b)	Legend. The certificate representing the shares of Common Stock subject to this Agreement shall bear a legend, in addition to any other legends as appropriate, substantially similar to the following:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Allscripts Healthcare Solutions, Inc. 1993 Stock Incentive Plan, as restated and amended, and rules and administration adopted pursuant to such Plan, and a Restricted Stock Agreement dated             , 2005. A copy of the Plan, such rules and such Restricted Stock Agreement may be obtained from the Secretary of Allscripts Healthcare Solutions, Inc.”

(c)	Transferability. Common Stock subject to the Restricted Stock Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such Common Stock, the Restricted Stock Award shall immediately become null and void.

2.	Vesting.

(a)	Time Vesting. Subject to paragraph (b) of this Section 2, the Restricted Stock Award shall vest and become unrestricted in accordance with the following schedule: «Vesting Schedule»

(b)	Accelerated Vesting. If «Last_Name» continues to perform valuable services for the Corporation from the date of this Agreement until the occurrence of a Change of Control (as hereinafter defined), the portion of the Restricted Stock Award which has not become vested and unrestricted under Section 2(a) at the date of such event shall immediately vest and become unrestricted with respect to 100% of the Common Stock subject to this Restricted Stock Award simultaneously with the consummation of the Change of Control. A “Change of Control” shall mean and be determined to have occurred upon any one of the following events: (i) any person or entity becoming the owner, directly or indirectly, of securities representing 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors other than a person or entity which as of the date hereof owned, directly or indirectly, such amount or more; provided, however, that no Change of Control shall be deemed to have occurred if immediately subsequent to an acquisition of securities, at least a majority of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of the directors are owned, directly or indirectly, by the persons who, immediately prior to such acquisition, were the owners, directly or indirectly, or at least a majority of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, in substantially the same proportion; or (ii) (A) the Corporation shall be a party to a merger or consolidation in which persons who were the owners, directly or indirectly, or at least a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of the directors immediately prior thereto do not own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors immediately subsequent thereto or (B) the Corporation shall sell all or substantially all of its assets (each event in clauses (i) and (ii) shall be referred to herein as a “Change of Control”).

(c)	Removal of Restriction. Upon the date shares of Common Stock subject to this Agreement become vested and unrestricted, such shares shall become freely transferable. As soon as practicable after such vesting date, the Corporation will notify its transfer agent to remove the restrictions applicable to such vested shares.

3.	Rights as Stockholder. Except as otherwise expressly provided in this Agreement or the Plan, «Last_Name» shall have all of the rights of a stockholder of the Corporation with respect to any unvested and restricted shares of Common Stock subject to this Agreement; including the right to vote and to receive dividends and other distributions paid with respect to such shares of Common Stock. If any such dividends or distributions are paid in Common Stock or other property, such Common Stock or property shall be subject to the same restrictions as the shares with respect to which they were paid.

4.	Termination of Unvested Restricted Stock Award. If «Last_Name»’s employment with the Corporation is terminated for any reason, the portion of the Restricted Stock Award which is not vested and unrestricted as of the date of termination shall be forfeited by «Last_Name» and such portion shall be cancelled by the Company. «Last_Name» irrevocably grants to the Corporation the power of attorney to transfer any unvested shares of Common Stock forfeited to the Corporation and agrees to execute any document required by the Corporation in connection with such forfeiture and transfer.

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Corporation without new consideration to the Corporation (such as by stock dividends or stock split-ups), then the number of unvested and restricted shares subject to this Restricted Stock Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Corporation shall be combined, or be changed into another kind of stock of the Corporation or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc. (where such event is not a Change of Control as defined in Section 2(b) above) the Corporation shall cause adequate provision to be made whereby the unvested and unrestricted shares of Common Stock subject to this Agreement shall be adjusted so that the equitable securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is cash or property (other than equity securities of another corporation) and where such event is not a Change of Control as defined in Section 2(b) above (a “Transaction”), the Restricted Stock Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock Award, then simultaneously with the consummation of the Transaction, «Last_Name» shall fully vest in the Restricted Stock Award and all Common Stock subject to the Restricted Stock Award shall become unrestricted. For the purposes of this Section 5, the Restricted Stock Award shall be considered assumed if, following the Transaction, the Restricted Stock Award confers the right to receive, for each share of Common Stock subject to the Restricted Stock Award and unvested immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares).

6.	No Right to Continued Employment. This Agreement shall not be construed as giving «Last_Name» the right to be retained in the employ of the Corporation.

7.	Provisions of Plan. This Restricted Stock Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. «Last_Name» acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.	Withholding of Taxes. The Corporation shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Corporation to «Last_Name» (or to secure payment from «Last_Name» in lieu of withholding) the amount of any withholding or other tax due from the Corporation with respect to any Common Stock which becomes vested and unrestricted under this Agreement, and the Corporation may defer such issuance until such amounts are paid or withheld.

9.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrator, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:
Name:	Glen E. Tullman

«First_Name» «Last_Name»